Exhibit 99.1

American Land Lease Completes Public Offering of Preferred Stock

CLEARWATER, Fla., February 23, 2005 — American Land Lease, Inc. (NYSE: ANL) today announced announced the completion of an underwritten public offering of 900,000 shares of its 7.75% Series A Cumulative Redeemable Preferred Stock at a public offering price of $25 per share. The Company has also granted the underwriters a 30-day option to purchase up to 100,000 additional shares to cover over-allotments, if any.

The net proceeds to American Land Lease, after deducting discounts and commissions and estimated expenses, were approximately $21,591,250. American Land Lease will use $10 million of such proceeds to pay down the balance under a promissory note incurred on February 4, 2005, in connection with the acquisition of a property in Micco, Florida, and the remainder to pay down its revolving line of credit.

Raymond James & Associates, Inc. acted as lead manager for the offering, and Stifel, Nicolaus & Company, Incorporated acted as co-manager. The shares were issued pursuant to an effective shelf registration statement on file with the Securities and Exchange Commission. A prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained from Raymond James at Attn: Prospectus Department, 880 Carillon Parkway, St. Petersburg, Florida 33716.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

American Land Lease, Inc. is a real estate investment trust (REIT) that, as of December 31, 2004, held interests in 28 manufactured home communities with 6,931 operational home sites, 1,101 developed expansion sites, 960 undeveloped expansion sites and 129 recreational vehicle sites.

Contact:	Robert G. Blatz, President (727) 726-8868
Shannon E. Smith, Chief Financial Officer (727) 726-8868